FOR IMMEDIATE RELEASE	Contact: David Brown
August 9, 2013	(276) 326-9000

Elmore Appointed to First Community Bancshares, Inc. Board of Directors

Bluefield, Va. —Samuel L. Elmore has been appointed to the Board of Directors of First Community Bancshares, Inc. The latest addition to the nine-member Board, Elmore also serves as a director with First Community Bank and has been with the bank for over 13 years.

“Sam’s proven leadership, knowledge of bank operations and credit acumen were primary considerations when the Board voted to appoint him as a member,” said First Community Bancshares Chairman, Will Stafford.

“He brings over 40 years of financial services experience to this board. The combination of his character and shared vision on First Community’s long-term goals make him an excellent fit, and we are eager to realize additional momentum with his appointment to the Board.”

Elmore joined First Community Bank in 2000 following First Community’s acquisition of Citizens Southern Bank of Beckley, West Virginia. Prior to his role as President & CEO at Citizens Southern, Elmore served as President & CEO of Banc One in Beckley, and President of Southern Bancshares and President of Beckley National Bank, a subsidiary of Southern. Throughout his banking career, he has held key positions in Executive Management, Operations, Commercial Lending and Trust, including service as Chief Credit Officer for First Community.

Elmore graduated from the University of Charleston, Charleston, West Virginia with a BS degree in business management and marketing.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.65 billion financial holding company and the parent company of First Community Bank. First Community Bank operates seventy-two banking locations throughout Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank offers wealth management and investment services through its Trust Division and First Community Wealth Management, a registered investment advisory firm. The Trust Division and First Community Wealth Management managed assets with a market value of $900 million as of June 30, 2013. The Company is also the parent company of Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates seven insurance locations throughout Virginia, West Virginia, and North Carolina. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC.” Additional investor information can be found on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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